FOR IMMEDIATE RELEASE	NEWS RELEASE
	Contacts:	David A. Miller, CFO Integrated Electrical Services, Inc. 713-860-1500
Ken Dennard / ksdennard@drg-e.com Karen Roan / kcroan@drg-e.com DRG&E 713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS

FISCAL 2005 FOURTH QUARTER AND YEAR END RESULTS

HOUSTON — DECEMBER 22, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced results for its fiscal 2005 fourth quarter and year ended September 30, 2005. Recent highlights include:

•	IES has reached an agreement in principle with an ad hoc committee of holders of a majority of its senior subordinated notes regarding a restructuring of its debt obligations.
•	IES completed its previously announced divestiture program.
•	Fourth quarter 2005 backlog increased in value over the previous quarter and in margin over the previous quarter and year.

FINANCIAL RESULTS

The company reported fourth quarter revenues of $269.9 million and a net loss for the quarter of $84.9 million or $2.16 per share. For fiscal 2005, revenues were $1.103 billion with a net loss of $129.6 million or $3.31 per share.

The 2005 fourth quarter and full year net loss included the following items:

•	Non-cash charges of $65.0 million or $1.66 per share for the quarter and $72.5 million or $1.85 per share for the year related to:

•	A goodwill impairment as per the SFAS 142 annual impairment test
•	The write-down of certain long-lived assets as per SFAS 144

•	Equity in losses and impairment to an investment
•	A write-off and accelerated amortization of deferred financing costs due to the reduced size and shortened maturity of the company’s previous credit facility
•	Establishing valuation allowances against deferred tax benefits created by the company’s first and second quarter loss
•	Writing off certain leasehold improvements
•	Charges of $2.7 million or $0.07 per share for the quarter and $3.8 million or $0.10 per share for the year related to strengthening of insurance reserves for the company’s workers’ compensation, general and automobile insurance programs and early termination of certain leases
•	An increase in professional fees from Sarbanes-Oxley compliance, audit and legal procedures of $2.8 million or $0.07 per share for the fourth quarter and $7.2 million or $0.19 per share for the year.
•	Gross profit losses in the plant and utility division at one business unit of $2.8 million or $0.07 per share in the fourth quarter and $7.4 million or $0.19 per share in fiscal 2005. The unit is shutting down this division, which currently has only one open job.
•	A loss on discontinued operations of $0.9 million or $0.02 per share for the fourth quarter and $15.1 million or $0.39 per share for fiscal 2005.

The above items total $74.2 million or $1.89 per share in the fourth quarter and $106.0 million or $2.71 per share in fiscal 2005. Excluding those items, the net loss in the fourth fiscal quarter 2005 would have been $10.6 million or $0.27 per share, and the net loss in fiscal 2005 would have been $23.6 million or $0.60 per share. Excluding a goodwill impairment of $99.8 million, a litigation settlement charge of $8.0 million, a tax valuation allowance of $16.5 million and a loss on discontinued operations of $11.4 million for the fourth quarter of 2004 and $5.6 million for fiscal 2004, net income for the fourth quarter of 2004 would have been $2.8 million or $0.07 per share. Excluding those same charges, the net loss in fiscal 2004 would have been $5.1 million or $0.13 per share.

FOURTH QUARTER RESULTS

Revenues for the fiscal 2005 fourth quarter were $269.9 million compared to revenues of $294.5 million for the fourth quarter of fiscal 2004. The revenue decline occurred primarily as a result of a decrease in the award of bonded work, because of increased bonding costs and decreased bonding availability.

Fourth quarter gross profit margin for fiscal 2005 was 9.4%, compared to 10.7% in fiscal 2004. The decline in gross margin was primarily due to increased competition and costs of materials that could not be fully passed to customers in the company’s residential segment, decreased award of bonded projects in its commercial and industrial segment and decreased profitability due to closing utility and plant work at one business unit. These utility and plant projects lost $2.8 million during the fourth quarter of fiscal 2005. The company experienced problems with approximately 25 jobs at 5 of its 35 business units, including the unit mentioned above. At any given time, IES has over 2,000 jobs in process. Some of the problematic jobs are as much as two years old and were taken at times when the overall construction market was down. The problematic jobs that have yet to be completed are now monitored on a weekly basis at the corporate office to help complete the job within the revised estimates.

Segment revenues for Commercial / Industrial work in the fourth quarter of 2005 were $180.9 million at a gross margin of 4.5%, declining 17% from $219.3 million at a 7.7% gross margin the prior year. This decline is related to those five previously mentioned units, which all operate in the Commercial / Industrial segment. The Residential segment delivered revenues of $88.9 million with a gross margin of 19.3% in 2005, growing 18% from $75.2 million with 19.5% gross margin the previous year. Residential revenues as a percent of total revenues increased to 33% in the fourth quarter of 2005 from 26% in the same quarter of fiscal 2004.

2005 4th Quarter	Commercial/ Industrial	Residential	Corporate & Other	Discontinued Operations	Total
Revenues	$180.9	$88.9			$269.9
Gross profit	$8.2	$17.2			$25.4
Income (loss) from operations	$(60.8)	$(4.2)	$(11.7)		$(76.7)
EBITDA	$(14.4)	$8.1	$(11.7)	$(0.1)	$(18.1)

2004 4th Quarter	Commercial/ Industrial	Residential	Corporate & Other	Discontinued Operations	Total
Revenues	$219.3	$75.2			$294.5
Gross profit	$16.9	$14.7			$31.6
Income (loss) from operations	$(81.2)	$(11.5)	$(8.3)		$(101.0)
EBITDA	$(8.6)	$6.7	$(7.4)	$0.9	$(8.4)

FULL YEAR RESULTS

Revenues for fiscal year 2005 were $1.103 billion compared to revenues of $1.182 billion for fiscal 2004. The revenue decline was primarily the result of a decrease in bonded work. The decline in those five units was in excess of $95 million of revenue in 2005 versus the prior year, more than the total decline in revenue year over year.

Gross profit margin for fiscal 2005 was 11.5%, compared to 12.3% in fiscal 2004. The decline in gross margin was primarily due to increased competition and costs of materials that could not be fully passed to customers in the company’s residential segment, decreased profitability due to closing utility and plant work at one business unit and decreased award of bonded projects in its commercial and industrial segment. These utility projects lost $7.4 million during the year ended September 30, 2005 on $15.4 million in revenues as compared to losses on utility projects of $0.3 million during the year ended September 30, 2004 on $34.3 million in revenues.

Segment revenues for Commercial / Industrial work in fiscal 2005 were $785.3 million at a gross margin of 7.8%, declining 13% from $899.6 million at a 9.4% gross margin the prior year. This decline is related to those five previously mentioned units, all of which operate in the Commercial / Industrial segment. The declines at these five specific units comprise over 85% and 70% respectively of the total revenue and gross profit declines in the Commercial / Industrial segment from fiscal 2004 to fiscal 2005. The Residential segment delivered revenues of $317.5 million with a gross margin of 20.6% in 2005, growing 12% from $282.7 million with a 21.5% gross margin the previous year. Residential revenues as a percent of total revenues increased to 29% in fiscal 2005 from 24% in 2004.

2005 FY	Commercial/ Industrial	Residential	Corporate & Other	Discontinued Operations	Total
Revenues	$785.3	$317.5			$1,102.8
Gross profit	61.4	65.6			$126.9
Income (loss) from operations	(64.1)	16.9	(36.7)		$(84.0)
EBITDA	(11.1)	29.9	(36.0)	0.0	$(17.2)

2004 FY	Commercial/ Industrial	Residential	Corporate & Other	Discontinued Operations	Total
Revenues	$899.6	$282.7			$1,182.3
Gross profit	$84.4	60.7			$145.1
Income (loss) from operations	(67.3)	9.1	(25.1)		$(83.3)
EBITDA	10.9	28.2	(28.5)	12.3	$22.9

Byron Snyder, IES’ president and chief executive officer, stated, “While we are not satisfied with our fourth quarter and fiscal 2005 results, we are encouraged by the many changes that have taken place at IES and the bright future to come. Fiscal 2005 was a year of transition for IES, and I am very pleased with the progress we have made. We have brought in new board members who will be able to offer further perspective, advice and expertise on IES’ operations. We divested many companies that did not meet our criteria or contribute to our long-term operating goals. We initiated a program we call Successful Projects company-wide, which provides our business units with proven processes to better manage their jobs, from bid to final execution. Certain items of long-term litigation were settled, freeing our resources to be refocused elsewhere. We refinanced our credit facility and engaged experienced financial advisors to help us find alternatives to strengthen our balance sheet. In addition, this year, was a record year in terms of revenue for three of our residential units.”

RESULTS OF AUDIT

IES’ independent registered public accounting firm, Ernst & Young LLP, included a going concern modification in its unqualified audit opinion on the company’s consolidated financial statements for the fiscal year ended September 30, 2005 included in IES’ Form 10-K as a result of its operating losses during fiscal 2005 and its potential non-compliance with certain debt covenants subsequent to September 30, 2005. IES did not include any adjustments to the financial statements included in its Form 10-K to reflect the possible future effects that may result from the uncertainty of the company’s ability to continue as a going concern. IES is currently undertaking the following efforts to address this uncertainty:

•	IES is in the process of negotiating a financial restructuring with the holders of its senior subordinated notes and has reached a non-binding agreement in principle with holders of approximately 58% of the outstanding principal amount of its senior subordinated notes.
•	The company is negotiating an amendment to its new credit facility, which it expects to obtain prior to December 31, 2005, to modify the applicability of the fixed charge coverage ratio.
•	IES is working to improve profitability and consistency of earnings through the initiation of a process known to the company as Successful Projects.

“We continue to move forward with the strengthening of the company’s balance sheet and operational performance, and we are confident that we will be able to significantly improve both,” stated Byron Snyder.

NEW TICKER SYMBOL AND SUSPENSION OF TRADING ON NYSE

On December 15, 2005, IES received oral notice from the New York Stock Exchange (the “NYSE”) that trading of its common stock has been suspended and on December 16, 2005, received written notice that the NYSE intends to recommend de-listing of its common stock pending completion of applicable procedures. IES intends to appeal this decision by the NYSE, a process that will likely not be resolved until April 2006. If IES’ common stock is de-listed from the NYSE, the holders of the company’s senior convertible notes would have the right to require IES to repurchase the notes as soon as 35 business days after the de-listing. If the notes are accelerated, it would cause a cross-default under its credit facility, senior subordinated debt, and surety bonding company agreement. The company would not be able to pay the principal and accrued interest on those notes if that occurs. In addition, the company’s credit facility restricts its ability to repurchase these notes.

IES’ common stock is currently trading on the OTC Pink Sheets under the ticker symbol IESR. On December 15 and 16, 2005, the company’s stock was erroneously listed in the OTC Pink Sheets under the symbol IESRQ. That mistake has since been corrected, and the “Q” at the end of the symbol has been removed.

DEBT AND LIQUIDITY

On August 1, 2005, IES closed on a new 3-year, $80 million asset-based lending facility with Bank of America as administrative agent. The facility is being used to issue standby and commercial letters of credit and finance the company’s ongoing working capital needs.

IES is currently seeking an amendment to the new credit facility before December 31, 2005, for the purpose of amending the applicability of the fixed coverage ratio. IES expects to obtain an amendment prior to December 31, 2005. As of December 22, 2005, the company was in compliance with the terms of its credit agreement, and availability under the facility was $6.2 million.

Total debt was $230.9 million at the end of fiscal 2004 and was $222.9 million at the end of fiscal 2005. As of December 22, 2005, total debt remained at $222.9 million.

IES is committed to reducing the working capital consumed in its business by continuing to improve cash collections in all of its units, and as of December 21, 2005, unrestricted cash totaled approximately $23 million. In addition, the company has posted $17.5 million of additional collateral with its senior lender, for total cash of $39.5 million.

Interest and other expense, net, increased by $0.6 million or 2.1%, from $29.1 million for the year ended September 30, 2004 to $29.7 million for the year ended September 30, 2005, primarily as a result of the write-off of deferred financing costs related to the termination of the previous senior credit facility.

During 2005, IES announced its intention to strengthen and de-lever its balance sheet to improve its overall capital structure. As part of this initiative, the company is seeking to reduce its long term debt, which will result in an increase in free cash flow. By strengthening the balance sheet in this manner, the company expects to free up additional liquidity, improve its credit ratings and enhance its surety bonding capability. As announced on November 2, 2005, IES retained Gordian Group, LLC as a financial advisor to facilitate these efforts. Gordian Group, LLC is a New York-based investment bank with national expertise in developing capital markets alternatives and providing financial advisory services.

As a result of the foregoing, the company commenced discussions with an ad hoc committee of holders of a substantial portion of its senior subordinated notes due 2009 and its senior convertible notes regarding a restructuring of its debt obligations. On December 14, 2005, IES announced that it had reached a non-binding agreement in principle with an ad hoc committee of holders of approximately $101 million, or 58%, of its $172.9 million principal amount senior subordinated notes for a potential restructuring pursuant to which the senior subordinated note holders would receive, in exchange for all of their notes, shares representing approximately 82% of the common stock of the reorganized company. Holders of IES’ outstanding common stock and management would retain or receive shares representing approximately 15% and 3%, respectively, of the common stock of the reorganized company.

The agreement in principle contemplates that IES’ customers, vendors and trade creditors would not be impaired by the restructuring and would be paid in full in the ordinary course of business and that IES’ senior convertible notes with a current aggregate principal amount outstanding of approximately $50 million, would be reinstated or the holders otherwise provided the full value of their note claims. It is also contemplated that IES’ senior bank credit facility would be reinstated or refinanced at the time of the restructuring. Discussions have already begun with the bank with respect to the proposed restructuring.

If the proposed restructuring were to be consummated, the proposed plan currently contemplates the filing of a pre-packaged Chapter 11 plan of reorganization in order to achieve the exchange of all of the senior subordinated notes for equity. Approval of a proposed plan in a pre-packaged proceeding would require the consent of the holders of at least two-thirds in claim amount and one-half in number of the senior subordinated notes that vote on the plan. IES would seek to enter into a plan support agreement with the members of the ad hoc committee and then formally solicit consents to the proposed restructuring from the holders of its senior subordinated notes. IES expects to begin the out-of-court solicitation process in January of 2006.

There is no assurance that IES will successfully complete the restructuring contemplated by the agreement in principle, or any other restructuring. At this time neither the agreement in principle nor any other proposed restructuring terms have been agreed to by the requisite holders of the senior subordinated notes, and the senior subordinated note holders can withhold these consents for any or no reason. The agreement in principle is subject to the negotiation of definitive documentation, approval by the requisite note holders and a court in a Chapter 11 proceeding and customary closing conditions. Because the agreement in principle is not binding and because there is no assurance it will be consummated, IES will continue to evaluate other alternatives for reorganizing its capital structure. In addition, the company may be forced by its creditors to seek the protection of federal bankruptcy law. If the company consummates any restructuring, it may do so outside of bankruptcy, in a prepackaged Chapter 11 proceeding or in another proceeding under federal bankruptcy law. Any restructuring could cause the holders of IES’ outstanding securities, including its common stock, senior subordinated notes and senior convertible notes, to lose some or all of the value of their investment in the company’s securities. Furthermore, such restructuring could result in material changes in the nature of IES’ business and material adverse changes to its financial condition and results of operations.

As a result of the discussions being held relating to restructuring the balance sheet, the company is postponing its annual meeting. The meeting, previously scheduled for February 8, 2006, will now occur at a later date to be determined by the board of directors.

BACKLOG AND BONDING

Backlog related to continuing operations decreased from $528 million at the end of fiscal 2004 to $386 million as of September 30, 2005 but increased from $382 million at the end of the third quarter 2005. The lower year-to-year backlog is primarily the result of the company pursuing shorter-term, higher-margin work and less bonded work. The gross margin in backlog increased to 12.9% in the fourth quarter, an upturn of 150 basis points over the 11.4% at September 30, 2004 and a 40 basis point improvement from the 12.5% margin in the third quarter. The company continues to pursue smaller projects, which typically are lower risk, non-bonded and more profitable. Additionally, IES is shifting its revenue mix to more residential and service work, which is also shorter-term and generally higher in margin. The initiation of Successful Projects is also expected to improve the quality of backlog. The ability to estimate more accurately will improve the company’s ability to realize margin as projected.

Since January 19, 2005, IES has received approximately $108 million in new surety bonds from its surety provider for bonded projects. Of that amount, $7.5 million has been issued since September 30, 2005.

David Miller, IES’ chief financial officer, stated, “Due to lower levels of bonded work and focusing on shorter-term projects, our backlog decreased from the prior year. However, our fourth quarter backlog increased over the third quarter, and more importantly, we saw our margins in that new backlog of jobs improve during both the year and the quarter. The initiation of Successful Projects should help us perform these jobs more efficiently and improve margins. We also expect the strengthening of the balance sheet to lead to increased bonding opportunities.”

DIVESTITURES

IES has completed its previously announced divestiture program. Since its start in October 2004, IES has sold 14 units, primarily operating in the Commercial / Industrial market, for total cash proceeds to date of $56.7 million and retained assets and receivables of $4.4 million and has closed two units. These 16 units had combined net revenues of $294.9 million and operating income of $10.9 million in fiscal 2004.

OUTLOOK

IES has engaged very skilled and experienced financial advisors. The company expects that any reorganization of its capital structure would de-lever, and therefore strengthen, its balance sheet, including the proposed restructuring set forth in the company’s non-binding agreement in principle with the ad hoc committee of note holders described earlier. The proposed restructuring, if consummated, would result in the company’s $172.9 million principal amount senior subordinated notes being exchanged for common stock, and for the reinstatement or refinancing of its $50 million principal amount senior convertible notes and its bank credit facility. The successful completion of the debt restructure should not only improve the balance sheet and increase solvency but also improve the company’s ability to obtain surety bonding. An increase in bonding capacity would have a positive effect on both backlog and overall profitability.

The initiation of Successful Projects has improved overall operations through the use of proven processes to estimate and manage jobs. Breaking jobs into small, cost-monitoring phases allows project managers to identify potential problems earlier in the project to take the necessary steps to correct them. In addition, with its focus on employee communication and integration of job knowledge, Successful Projects improves IES’ employees’ performance on jobs by creating a sense of ownership of the project at all levels of the company.

IES is still not providing quarterly earnings forecasts. However, the company currently expects revenues of $950 million to $1.01 billion, operating income of $13 to $16 million and EBITDA of $22 to $25 million in fiscal 2006. The difference between EBITDA and operating income is depreciation and amortization expense.

“We believe that business opportunities and the ability to meet them will improve. We also expect to be awarded additional business by customers as a result of our increased financial strength. The extra attention paid to working capital will provide added resources to meet these increased business opportunities. We expect that the initiation of Successful Projects best practices and the strengthening of the balance sheet will lead to significantly improved operating results in the coming years,” stated Byron Snyder.

EBITDA RECONCILIATION

IES has disclosed in this press release EBITDA amounts that are non-GAAP financial measures. Management believes EBITDA provides useful information to investors as a measure of comparability to peer companies. However, these calculations may vary from company to company, so IES’ computations may not be comparable to other companies. EBITDA is also one of the measures that is used in determining compliance with the company’s senior secured credit facility. A reconciliation of EBITDA to net income is found in the tables below.

Fiscal Year	2005	2004
Continuing Operations:
Net Income (loss)	$(114.5)	$(119.2)
Interest Expense	28.3	23.2
Provision (benefit) for Income Taxes	0.9	6.8
Depreciation and Amortization	10.8	11.3
Goodwill Impairment	57.3	88.6

EBITDA for continuing operations	$(17.2)	$10.6

EBITDA for discontinued operations	0.0	12.3

Total EBITDA	$(17.2)	$22.9

CONFERENCE CALL

Integrated Electrical Services has scheduled a conference call for Thursday, December 22, 2005, at 9:30 a.m. eastern time. To participate in the conference call, dial (706) 758-0104 at least ten minutes before the call begins and ask for the Integrated Electrical Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 29, 2005. To access the replay, dial (706) 645-9291 using a pass code of 3571321.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting www.ies-co.com. To listen to the live call on the web, please visit the company’s web site at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the Company’s inability to complete a financial restructuring on terms acceptable to the Company or at all, the Company’s ability to continue as a going concern, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, operating income, or cash flow, potential difficulty in addressing a material weakness in the Company’s accounting systems that has been identified by the Company and its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry both from third parties and ex-employees, changes in interest rates that could effect the level of construction, the general level of the economy, increases in costs or limitations on availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety companies to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation, class-action litigation or shareholder derivative action now pending, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure or retained liabilities of business units where we have sold substantially all of the assets, inability to fulfill the terms or meet the required financial covenants of the credit facility, difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage work related to Hurricane Katrina and Rita and the expected increase in construction, the Company’s failure to satisfy the listing requirements of the NYSE, the suspension from trading of the Company’s common stock on the NYSE the NYSE’s commencement of efforts to de-list the Company’s common stock and the Company’s potential failure to appeal these efforts successfully, inability to reach agreement with our senior lender on amendments to the credit facility before December 31, 2005, if de-listed from the NYSE and the senior unsecured note holders demand repayment of their notes the Company’s potential inability to pay the debt and accrued interest, inability to modify, restructure or replace the Company’s substantial debt; inability to successfully restructure our operations to reduce operating losses; a material default in one or more of the Company’s credit agreements which is not waived or rectified and unexpected weather interference. You should understand that the foregoing as well as other risk factors discussed in our filings with the SEC, including those listed under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2005, could cause results to differ materially from those expressed in such forward looking statements. We undertake no obligation to publicly update or revise information concerning the Company’s restructuring efforts, borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

General information about us can be found at http://www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

Tables to follow

INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(AUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2004	2005	2004	2005
	(unaudited)		(audited)
Revenues	$294,503	$269,856	$1,182,339	$1,102,814
Cost of services (including depreciation)	262,904	244,446	1,037,190	975,900

Gross profit	31,599	25,410	145,149	126,914
Selling, general and administrative expenses	43,946	45,417	139,918	153,561
Goodwill impairment charge	88,574	56,741	88,574	57,339

Income from operations	(100,921)	(76,748)	(83,343)	(83,986)
Other (income)/expense:
Interest expense	5,558	7,414	23,198	28,291
Other, net	(10)	1,159	5,922	1,372

	5,548	8,573	29,120	29,663

Income/(loss) before income taxes	(106,469)	(85,321)	(112,463)	(113,649)
Provision/(benefit) for income taxes	16,546	(1,311)	6,777	894

Net income/(loss) from continuing operations	$(123,015)	$(84,010)	$(119,240)	$(114,543)

Discontinued operations
Income/(loss) from discontinued operations	(10,738)	(128)	(1,317)	(14,149)
Provision/(benefit) for income taxes	613	745	4,307	940

Net Income/(loss) from discontinued operations	(11,351)	(873)	(5,624)	(15,089)
Net income/(loss)	$(134,366)	$(84,883)	$(124,864)	$(129,632)

Earnings per share:
Basic earnings/(loss) per share from continuing operations	$(3.17)	$(2.14)	$(3.09)	$(2.93)

Basic earnings/(loss) per share from discontinued operations	$(0.29)	$(0.02)	$(0.15)	$(0.38)

Basic earnings/(loss) per share	$(3.46)	$(2.16)	$(3.23)	$(3.31)

Diluted earnings/(loss) per share from continuing operations	$(3.17)	$(2.14)	$(3.09)	$(2.93)

Diluted earnings/(loss) per share from discontinued operations	$(0.29)	$(0.02)	$(0.15)	$(0.38)

Diluted earnings/(loss) per share	$(3.46)	$(2.16)	$(3.23)	$(3.31)

Shares used in the computation of earnings (loss) per share:
Basic	38,851	39,213	38,610	39,122

Diluted	38,851	39,213	38,610	39,122

Selected Balance Sheet Data:	09/30/04	09/30/05
	(audited)	(audited)
Cash and Cash Equivalents	$22,232	$28,349
Working Capital	212,154	(33,455)
Goodwill, net	81,682	24,343
Total Assets	580,933	416,372
Total Debt	231,240	223,884
Total Stockholders’ Equity	143,168	15,859

Selected Cash Flow Data:	Three Months Ended		Twelve Months Ended
	09/30/04	09/30/05	09/30/04	09/30/05
Cash provided by (used in) operating activities	$(3,116)	$(11,253)	$6,304	$(15,378)
Cash provided by (used in) investing activities	(2,553)	11,055	(6,998)	35,803
Cash provided by (used in) financing activities	14,611	(2,971)	(17,275)	(14,308)